As filed with the Securities and Exchange Commission on January 11, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXTDOOR HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1776836
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
420 Taylor Street
San Francisco, California 94102
(Address of Principal Executive Offices) (Zip Code)
NEXTDOOR HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN
NEXTDOOR, INC. 2008 EQUITY INCENTIVE PLAN
NEXTDOOR, INC. 2018 EQUITY INCENTIVE PLAN
NEXTDOOR HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)

Sarah Friar
Chief Executive Officer, President and Chairperson of the Board
420 Taylor Street
San Francisco, California 94102
(415) 344-0333
(Name, Address, including Zip Code, and Telephone Number of Agent For Service)

Copies to:
Cynthia C. Hess Ran D. Ben-Tzur Michael S. Pilo Katherine K. Duncan Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share:
- Reserved for future issuance under the 2021 Plan	65,187,165(2)	$7.04(3)	$458,917,641.60(3)	$42,541.67
- Reserved for future issuance under the ESPP	12,736,815(4)	$5.98(5)	$76,217,100.96(5)	$7,065.33
- Issuable pursuant to the exercise of outstanding stock options under the 2008 Plan	6,701,361(6)	$—(7)	$—(7)	$—
- Issuable pursuant to the exercise of outstanding stock options under the 2018 Plan	51,364,265(8)	$—(7)	$—(7)	$—
- Issuable pursuant to the settlement of outstanding restricted stock units under the 2018 Plan	2,503,573(9)	$—(7)	$—(7)	$—
Class B common stock, par value $0.0001 per share:
- Issuable pursuant to the exercise of outstanding stock options under the 2008 Plan	6,701,361(10)	$0.89(11)	$5,964,211.29(11)	$552.88
- Issuable pursuant to the exercise of outstanding stock options under the 2018 Plan	51,364,265(12)	$2.42(13)	$124,301,521.30(13)	$11,522.75
- Issuable pursuant to the settlement of outstanding restricted stock units under the 2018 Plan	2,503,573(14)	$7.04(15)	$17,625,153.92(15)	$1,633.85
TOTAL			$683,025,629.07	$63,316.48
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), the Nextdoor, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) and the Nextdoor, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), or Class B common stock, par value $0.0001 per share (the “Class B common stock”), of Nextdoor Holdings, Inc. (f/k/a Khosla Ventures Acquisition Co. II), a Delaware corporation (the “Registrant”).
(2)Represents shares of Class A common stock that may be issued under the 2021 Plan consisting of 65,187,165 shares of Class A common stock reserved for issuance under the 2021 Plan, which includes (a) 46,008,885 shares of Class A common stock initially reserved for issuance under 2021 Plan and (b) an additional 19,178,280 shares of Class A common stock that will become issuable under the 2021 Plan resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 Plan as of January 1, 2022. To the extent outstanding awards under the 2008 Plan or 2018 Plan are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under either plan, the shares of Class B common stock subject to such awards instead will be available for future issuance as Class A common stock under the 2021 Plan. See footnotes 6, 8, 9, 11 and 12 below.
(3)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $7.04 per share represents the average high and low sales prices of the Class A common stock as quoted on the New York Stock Exchange on January 7, 2022.
(4)Represents shares of Class A common stock that may be issued under the ESPP consisting of 12,736,815 shares of Class A common stock reserved for issuance under the ESPP, which includes (a) 8,901,159 shares of Class A common stock initially reserved for issuance under the ESPP and (b) an additional 3,835,656 shares of Class A common stock that will become issuable under the ESPP resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the ESPP as of January 1, 2022.

(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A common stock as quoted on the New York Stock Exchange on January 7, 2022, multiplied by 85%.
(6)Represents shares of Class A common stock reserved for issuance upon conversion of Class B common stock that may be issued pursuant to the exercise of outstanding stock options under the 2008 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2008 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2008 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(7)Pursuant to Rule 457(i) under the Securities Act, there is no fee associated with the registration of shares of Class A common stock issuable upon conversion of the shares of any Class B common stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of Class B common stock.
(8)Represents shares of Class A common stock reserved for issuance upon conversion of Class B common stock that may be issued pursuant to the exercise of outstanding stock options under the 2018 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2018 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2018 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(9)Represents shares of Class A common stock reserved for issuance upon conversion of Class B common stock that may be issued pursuant to the settlement of outstanding restricted stock units under the 2018 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2018 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2018 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(10)Represents shares of Class B common stock that may be issued pursuant to the exercise of outstanding stock options under the 2008 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2008 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2008 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(11)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.89 per share represents the weighted-average exercise price per share of outstanding awards under the 2008 Plan, as assumed by the Registrant.
(12)Represents shares of Class B common stock that may be issued pursuant to the exercise of outstanding stock options under the 2018 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2018 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2018 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(13)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.42 per share represents the weighted-average price per share of outstanding awards under the 2018 Plan, as assumed by the Registrant.
(14)Represents shares of Class B common stock reserved for issuance pursuant to restricted stock units outstanding under the 2018 Plan, as assumed by the Registrant. Any shares of Class B common stock that are subject to awards under the 2018 Plan that are forfeited, lapse unexercised, or would otherwise have been returned to the share reserve under the 2018 Plan, instead will be available for issuance as Class A common stock under the 2021 Plan. See footnote 2 above.
(15)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $7.04 per share represents the average high and low sales prices of the Class A common stock as quoted on the New York Stock Exchange on January 7, 2022.
The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Nextdoor Holdings, Inc. (the “Registrant”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Prospectus filed on December 1, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-261252), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed (excluding the audited financial statements of Khosla Ventures Acquisition Co. II ("KVSB") therein, which are comprised of the balance sheet of KVSB as of June 30, 2021, the related statement of operations, statement of changes in common stock subject to possible redemption and stockholder's deficit and statement of cash flows for the period from January 29, 2021 (inception) through June 30, 2021 );
(b)the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the Commission on June 1, 2021, as amended on Forms 10-Q/A, filed with the Commission on July 19, 2021 (Amendment No. 1), September 10, 2021 (Amendment No. 2) and September 10, 2021 (Amendment No. 3), September 10, 2021, as amended on Forms 10-Q/A, filed with the Commission on September 10, 2021 (Amendment No. 1) and September 10, 2021 (Amendment No. 2) and November 3, 2021, respectively;
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on March 30, 2021, April 2, 2021, June 2, 2021, July 6, 2021, July 19, 2021, August 12, 2021, August 31, 2021, September 1, 2021, September 17, 2021, October 1, 2021, October 29, 2021, November 3, 2021 and November 12, 2021; and
(d)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on November 5, 2021, including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
As of the date of this prospectus, individuals and entities associated with Fenwick & West LLP beneficially owned an aggregate of 325,126 shares of Class B common stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the Bylaws are not exclusive.
The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
3.1	Amended and Restated Certificate of Incorporation of Nextdoor Holdings, Inc.	8-K	001-40246	3.1	November 12, 2021
3.2	Bylaws of Nextdoor Holdings, Inc.	8-K	001-40246	3.2	November 12, 2021
5.1	Opinion of Fenwick & West LLP					X
23.1	Consent of BDO USA LLP, independent registered public accounting firm for Khosla Ventures Acquisition Co. II					X
23.2	Consent of Ernst & Young, LLP, independent registered public accounting firm for Nextdoor Holdings, Inc.					X
23.3	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X
24.1	Power of Attorney (included on the signature page of this Registration Statement)					X
99.1	2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.24	July 20, 2021
99.2	Form of Early Exercise Stock Option Grant under the 2008 Equity Incentive Plan	S-4	333-258033	10.26	July 20, 2021
99.3	Form of Stock Option Grant under the 2008 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.27	July 20, 2021
99.4	2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.25	July 20, 2021
99.5	Form of Early Exercise Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.28	July 20, 2021
99.6	Form of Stock Option Grant under the 2018 Equity Incentive Plan of Nextdoor, Inc.	S-4	333-258033	10.29	July 20, 2021
99.7	Form of Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan of Nextdoor, Inc.	8-K	001-40246	10.18	November 12, 2021
99.8	Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	8-K	001-40246	10.7	November 12, 2021
99.9	Form of Stock Option Agreement under Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	S-4	333-258033	10.15	July 20, 2021
99.10	Form of Restricted Stock Unit Award Agreement under Nextdoor Holdings, Inc. 2021 Equity Incentive Plan	S-4	333-258033	10.16	July 20, 2021
99.11	Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan	8-K	001-40246	10.10	November 12, 2021
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
(4)for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 11th day of January, 2022.

NEXTDOOR HOLDINGS, INC.

By:	/s/ Sarah Friar
Sarah Friar
Chief Executive Officer, President and Chairperson of the Board
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sarah Friar and Michael Doyle, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and to file the same, with any exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sarah Friar	Chief Executive Officer, President and Chairperson of the Board (Principal Executive Officer)	January 11, 2022
Sarah Friar

/s/ Michael Doyle	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 11, 2022
Michael Doyle

/s/ John Hope Bryant	Director	January 11, 2022
John Hope Bryant

/s/ J. William Gurley	Director	January 11, 2022
J. William Gurley

/s/ Leslie Kilgore	Director	January 11, 2022
Leslie Kilgore

/s/ Mary Meeker	Director	January 11, 2022
Mary Meeker

/s/ Jason Pressman	Director	January 11, 2022
Jason Pressman

/s/ David Sze	Director	January 11, 2022
David Sze

/s/ Nirav Tolia	Director	January 11, 2022
Nirav Tolia

/s/ Chris Varelas	Director	January 11, 2022
Chris Varelas

/s/ Andrea Wishom	Director	January 11, 2022
Andrea Wishom